UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2012

Vycor Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-149782	20-3369218
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

6401 Congress Ave., Suite 140
Boca Raton, FL.		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (561) 558-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.07

Submission of Matters to a Vote of Security Holders.

On December 2, 2012 the Company’s Board of Directors took action by unanimous written consent and on December 3, 2012 the holders of a majority of the voting power of the outstanding capital stock of the Company as of November 30, 2012 (the “Record Date”) took action by written consent in lieu of a special meeting of the shareholders to ratify and approve an amendment to the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”) to effect a reverse stock split of the Company’s issued and outstanding common stock by a ratio of one-for-one hundred and fifty (1:150) (the “Reverse Stock Split”).   Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the Reverse Stock Split will not be implemented until a date at least 20 days after the date on which an Information Statement has been mailed to the stockholders, approval of the action by FINRA and designation of a new CUSIP number for the post-split stock.

As of the Record Date, the Company's authorized capitalization consisted of 1,500,000,000 shares of Common Stock, of which 857,249,895 shares were issued and outstanding and 10,000,000 shares of Preferred Stock authorized, of which 100 shares are designated as Series C Convertible Preferred Stock.  39.3 shares of Series C Convertible Preferred Stock are outstanding and convertible into 87,333,328 shares of common stock.  Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders.  Holders of our Series C Convertible Preferred Stock were not entitled to vote. However, because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing action by resolution dated December 3, 2012; and having sufficient voting power to approve such action through their ownership of capital stock, no other shareholder consents will be solicited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2012

Vycor Medical, Inc.
/s/ David Cantor
By: David Marc Cantor Title: President